Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

THIRD QUARTER AND NINE MONTH 2009 RESULTS

Gross margins continue to improve

CINCINNATI, OHIO, November 9, 2009—CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced third quarter and nine months results for the period ended September 30, 2009.

Financial highlights for the third quarter of 2009 compared to the third quarter of 2008 include:

Net sales were $33.2 million for the quarter compared to $55.2 million in the same quarter last year

Gross profit for the quarter was $7.0 million compared to $11.6 million in the same quarter last year

Gross margin increased to 21.1% from 20.9%

Selling and administrative expenses decreased $1.5 million to $7.2 million

Net loss was $0.7 million compared to net income of $1.2 million in 2008

Net loss per share was $0.05 compared to net income per share of $0.08 in 2008

Backlog as of September 30, 2009 was $56.1 million

Total debt was reduced by $12.4 million to a total of $14.3 million from $26.7 million as of December 31, 2008

Financial highlights for the nine months ended September 30, 2009 compared to nine months ended September 30, 2008 include:

Net sales were $106.5 million compared to $159.5 million in the nine month period last year

Gross profit was $23.3 million compared to $28.3 million in the same period last year

Gross margin increased to 21.9% from 17.7%

Selling and administrative expenses decreased $1.1 million to $22.5 million

Net loss was $0.9 million compared to net income of $1.7 million in 2008

Net loss per share was $0.07 compared to net income per share of $0.11

Although the company continued to experience a challenging operating environment due to weak economic conditions, gross margins increased year over year as a result of reduced costs and a shift in product mix to higher margin products.

In further response to the economic environment, the Company has continued to reduce overhead as well as selling and administrative expenses. On a comparative basis, excluding certain expenses from companies acquired in 2008, selling and administrative expenses were reduced by $1.6 million or 18.7% for the three months ended September 30, 2009 and $2.9 million or 12.5% for the nine month period ended September 30, 2009.

Exhibit 99.1

“Our third quarter performance did not meet our expectations as the weak economic environment continued to negatively affect our financial results,” said Phillip DeZwirek, CECO’s Chairman and CEO. “Notwithstanding, we have already seen some positive signs in the fourth quarter that coupled with the cost and operating initiatives that were implemented throughout the year, should translate into better performance for the rest of the year and into 2010.”

President and Chief Operating Officer, Richard Blum, stated, “The third quarter was a challenging period for the Company and the industry as a whole. Our financial results continued to be affected by the weak economy and the reduced demand from our customers. However, September showed improving results due to increasing revenues as well as cost cutting initiatives we implemented throughout the year.”

CECO will host a conference call on Monday, November 9, 2009 at 8:30 a.m. EST to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866.543.6408
International dial in number:	617.213.8899
Participant pass code:	87210027

Replay:	888.286.8010
International:	617.801.6888
Pass code:	27598256

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its subsidiaries CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

Exhibit 99.1

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2009	2008	2009	2008
Net sales	$33,203	$55,238	$106,501	$159,546
Cost of sales	26,185	43,683	83,221	131,239

Gross profit	7,018	11,555	23,280	28,307
Selling and administrative	7,222	8,750	22,538	23,573
Amortization	139	376	618	982

(Loss) income from operations	(343)	2,429	124	3,752
Other (expense) income, net	(375)	—	(547)	—
Interest expense (including related party interest of $122 and $81, and $309 and $81, respectively)	(326)	(467)	(1,035)	(1,046)

(Loss) income before income taxes	(1,044)	1,962	(1,458)	2,706

Income tax (benefit) provision	(366)	766	(510)	1,056

Net (loss) income	$(678)	$1,196	$(948)	$1,650

Per share data:
Basic net (loss) income	$(.05)	$.08	$(.07)	$.11

Diluted net (loss) income	$(.05)	$.08	$(.07)	$.11

Weighted average number of common shares outstanding:
Basic	14,241,594	14,949,352	14,214,065	14,899,005

Diluted	14,241,594	15,722,058	14,214,065	15,434,682

Reconciliation of GAAP selling and administrative expenses to comparative non-GAAP selling and administrative expenses;

	3 months ended		9 months ended
$ in 000’s	9/30/09	9/30/08	9/30/09	9/30/08
Selling and administrative expense as reported per GAAP	$7,222	$8,750	$22,538	$23,573

Less 3 and 9 months Flextor expenses	(281)	(213)	(937)	(213)

Less 2 months (January and February 2009)
FKI expenses	-0-	-0-	(1,169)	-0-

Comparative expense	$6,941	$8,537	$20,432	$23,360

CECO is providing the non-GAAP historical financial measures presented above as the Company believes that these figures are helpful in allowing individuals to better assess the ongoing nature of CECO’s core operations. A “non-GAAP financial measure” is a numerical measure of a company’s historical financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in the GAAP statement of operations.

Exhibit 99.1

Non-GAAP comparative selling and administrative expenses as we present them in the financial data included in this press release have been adjusted to exclude the effects of expenses related to recent acquisitions that were not comparably present in prior periods. Flextor, Inc. was acquired in August 2008 and Fisher-Klosterman Inc. (FKI) was acquired in March 2008. Management believes that these non-GAAP financial measures excluding these items better reflect its cost reduction performance as these non-GAAP figures exclude the effects of acquired selling and administrative expenses. Management believes that these items are not necessarily representative of underlying trends in the Company’s performance and their exclusion provides individuals with additional information to compare the Company’s results over multiple periods. We expect our financial statements to continue to be affected by Flextor and FKI expenses excluded in the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP financial measures should not be construed as an inference that all such costs are unusual or infrequent.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the tables above present the most directly comparable GAAP financial measure and reconcile non-GAAP comparative selling and administrative expenses to the comparable GAAP measures.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “anticipate,” “intend,” “expect,” “feel,” “may,” “could,” “would,” “will,” “should,” “plan” or similar statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in economic conditions and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.